COMMERCIAL SUBLEASE AGREEMENT

This Commercial Sublease Agreement ("***Sublease***") is entered into on 17 July 2024 (the "***Sublease Date***") between **Acronis, Inc.**, a Delaware corporation with a principal address of 1 Van de Graaff Drive, Suite 301, Burlington, Massachusetts 01803 (hereinafter "***Tenant***"), and **Crexendo, Inc.**, a Nevada corporation, with a principal address of 1615 South 52nd Street, Tempe, Arizona 85287 (hereinafter "***Subtenant***"). Tenant and Subtenant may each be referred to as a "***Party***" and together as the "***Parties***".

WHEREAS, Tenant currently leases 22,135 rentable square feet of office space (the "***Leased Premises***") at the four (4) story office building known as "Papago Spectrum" located at 1225 West Washington Street, Tempe, Arizona 85281 (the "***Building***") pursuant to a lease dated 27 August 2018, as amended (the "***Master Lease***"), with SWVP Papago Spectrum LLC (the "***Landlord***"); and

WHEREAS, Tenant desires to sublease to Subtenant, and Subtenant desires to sublease from Tenant, a portion of the Leased Premises, as further described in this Sublease; and

WHEREAS, the Landlord has consented to this Sublease which consent is evidenced by the Consent to Sublease attached hereto as Exhibit C. The effectiveness of this Sublease is contingent upon Landlord's execution of the Consent to Sublease.

NOW THEREFORE, in consideration of the above premises, the mutual covenants of the Parties set forth in this Sublease, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties hereto, each intending to be legally bound hereby, hereby agree as follows:

1. Capitalized and Defined Terms. Capitalized terms used but not defined in this Sublease shall have the meanings ascribed to them in the Master Lease.

2. Reference to and Incorporation of the Master Lease.

2.1 The Parties agree that this Sublease incorporates the terms, covenants, and conditions in the Master Lease, including those related to Defaults and Remedies, except to the extent that they are inapplicable to or inconsistent with this Sublease. Subtenant agrees to be bound by the provisions of the Master Lease and to assume all the obligations of Tenant under the Master Lease with respect to the Subleased Premises, unless specifically provided otherwise in this Sublease ("***Subtenant Assumed Obligations***"). Therefore, for purposes of this Sublease, all references in the Master Lease to "Landlord" shall be deemed to mean the Tenant herein and all references to "Tenant" shall be deemed to mean the Subtenant herein. The remedies of the Parties under this Sublease shall be the same as the respective remedies of Landlord and Tenant under the Master Lease. Subtenant shall not have any rights with respect to the Subleased Premises greater than the rights of Tenant under the Master Lease and Tenant shall have no liability to Subtenant for any matter or thing for which Tenant does not have co-extensive rights under the Master Lease.

2.2 The Parties agree that this Sublease is subject and subordinate to all the terms, covenants, and conditions of the Master Lease.

2.3 If the Master Lease makes actions of the Tenant dependent on the permission or consent of the Landlord or if such a reservation of permission or consent arises from the applicable statutory provisions, the permission or consent of the Tenant and the Landlord shall be required in each case for the corresponding action within the scope of this Sublease. If permission or consent may only be refused by the Tenant for good cause, the refusal of permission or consent by the Landlord shall always constitute good cause for the refusal of permission or consent by the Tenant.

2.4 Subtenant shall hold Tenant free and harmless from all liability, judgments, costs, damages, claims or demands, including reasonable attorneys' fees, arising out of Subtenant's failure to comply with or perform the Subtenant Assumed Obligations.

2.5 During the Term, Tenant shall remain in compliance with all terms and provisions of the Master Lease and shall take commercially reasonable efforts to enforce Landlord's compliance with the terms and provisions of the Master Lease. If Tenant fails to perform in a commercially reasonable time upon notice from Subtenant, Subtenant shall have the right to take any action required by Tenant under the Master Lease that Subtenant is not responsible for under this Sublease, or that Tenant is required to perform under this Sublease, or that may be necessary to prevent a default of the terms of the Master Lease. Unless stated otherwise in this Sublease, Tenant shall reimburse Subtenant under this Sublease for all actual costs and expenses of performing any such action which is the obligation of Tenant under this Sublease and which Tenant fails to perform in a commercially reasonable time upon notice from Subtenant. Such sums shall be payable within thirty (30) days after invoice. Subject to the cap set forth in Section 18.1(a), Tenant shall hold Subtenant free and harmless from all liability, judgments, costs, damages, claims or demands, including reasonable attorneys' fees, arising out of Tenant's failure to comply with or perform under the Master Lease.

2.6 Unless sooner notice is required, within three (3) business days upon receipt, Tenant shall deliver to Subtenant, via e-mail, any notices and correspondence received from Landlord which are applicable to Subtenant including, without limitation, any notices regarding the Tenant being in breach or default under the Master Lease, estimates of Operating Costs, and statements of actual Operating Cost statements.

3. Demise.

3.1 During the Term (as hereinafter defined), Tenant agrees to sublease to Subtenant, and Subtenant agrees to sublease from Tenant, a portion of the Leased Premises comprising of approximately 15,054 square feet of furnished office space, including kitchen facilities, located on the second floor of the Building and the exclusive right to use a total of twenty-two (22) covered parking spaces located adjacent to the building (the "***Subleased Premises***"), as further described in Exhibit A. The Subleased Premises include:

a. Fifteen (15) open concept workstation pod with 114 workstations;

b. Fourteen (14) offices;

c. Three (3) large meeting rooms; and

d. The layout as illustrated on Exhibit E.

3.2 The included office furniture, fixtures, etc. (the "***Furniture***") as set forth and itemized in Exhibit B.

3.3 In addition to exclusive use of the Subleased Premises, Subtenant shall have the non-exclusive right to use Tenant's adjacent toilets and common areas, as indicated and marked in Exhibit A, and the Building common areas described in the Master Lease. Subtenant shall have exclusive access to the work stations, offices, meeting rooms, kitchen facilities and parking spaces. The portion of the Leased Premises (including the Tenant's adjacent toilets and common areas within the Leased Premises) not included within the exclusive Subleased Premises is hereinafter referred to as the "***Remaining Tenant Premises***".

4. Possession. Tenant shall deliver possession of the Subleased Premises on the Commencement Date. If Tenant is unable to deliver possession of the Subleased Premises on the Commencement Date (as hereafter defined), Rent (as hereinafter defined) shall be abated daily until possession is granted. If possession is not granted within fourteen (14) days of the Commencement Date, Subtenant may terminate this Sublease, in which event Tenant shall promptly refund all deposits to Subtenant. Tenant shall not be liable for delays in the delivery of possession to Subtenant.

5. Sublease Term.

5.1 This Sublease shall be effective as of the Sublease Date and the term shall commence on October 1, 2024 (the "**Commencement Date**") and continue for thirty-six (36) months from the Commencement Date through October 31, 2027 (the "***Term***"), unless sooner terminated in accordance with the terms of this Sublease and the Master Lease.

5.2 This Sublease shall not automatically renew. Any extension or renewal of this Sublease shall be pursuant to a written amendment signed by both Parties. If Tenant decides to not renew the Master Lease with Landlord, then Subtenant may negotiate with Landlord to remain in the Subleased Premises after the termination of this Sublease.

5.3 Any period of holding over or wrongful possession by Subtenant following termination or expiration of the Term shall be governed by the provisions of the Master Lease.

6. Termination of Master Lease. Notwithstanding Section 5 above, this Sublease shall immediately terminate upon termination of the Master Lease. Tenant shall not be liable to Subtenant by reason thereof, unless said termination is the direct result of Tenant's default under the Master Lease that was not the result of a default by Subtenant. Rent and all other obligations hereunder shall be adjusted between the Parties as of date of such termination.

7. Condition and Use of Subleased Premises; Surrender.

7.1 Subtenant may use the Subleased Premises for general office and administrative use and for no other use or purpose whatsoever, and then only in accordance with the terms of the Master Lease.

7.2 Subtenant agrees that:

a. Subtenant has examined and inspected the Subleased Premises and the Furniture and accepts the Subleased Premises and the Furniture in the condition as it is on the Sublease Date in accordance with this Sublease and agrees that it is fit for its stated use.

Tenant warrants that the Subleased Premises and Furniture shall be in substantially the same condition on the Commencement Date as it is on the Sublease Date.

b. Subtenant has not relied on any representations by Tenant or its agents regarding the square footage, and that any such representations are not material to its decision to sublease the Subleased Premises.

c. Tenant and its agents did not make any representations regarding the Subleased Premises or the condition thereof and did not promise to alter, decorate, improve, or repair the Subleased Premises except as expressly set forth herein.

d. Except as expressly set forth herein, Tenant shall have no obligation to furnish or supply any other work, services, furniture, fixtures, equipment, or decorations, except Tenant shall deliver the Subleased Premises in broom clean condition.

e. Tenant is not liable regardless of fault for initial defects of the Subleased Space.

7.3 Upon termination of this Sublease, Subtenant shall surrender the Subleased Premises and Furniture broom clean and in the same condition received, ordinary wear and tear excepted. Any installations and alterations made by the Subtenant as well as any objects brought in (e.g., furnishings other than the Furniture) must be removed by the Subtenant or must be professionally dismantled without leaving any residue.

8. Rent; Ancillary Costs; Payments; Late Payments.

8.1 Rent.

a. Base Rent. During the Term, Subtenant shall pay to Tenant, in monthly installments, unless stated otherwise, fixed base rent as described in the following table, plus any applicable taxes ("***Base Rent***"):

Calendar Month During Sublease Term	Monthly Base Rent
Sublease Date to Commencement Date	N/A
October 1, 2024 – September 30, 2025	$27,599.00
October 1, 2025 – September 30, 2026	$28,853.50
October 1, 2026 – October 31, 2027	$30,108.00

b. Rent Free Period. The Tenant and Subtenant acknowledge and agree that that notwithstanding any other provisions contained herein to the contrary, the Subtenant shall be entitled to occupy the Subleased Premises for the following months without an obligation to pay the Base Rent provided for in Section 8.1(a): (i) January 2025, (ii) January 2026, and (iii) January 2027 (the "***Rent Free Period***"). Notwithstanding the foregoing, it is understood and agreed that Subtenant shall be required to pay all Operating Costs and Rent Tax provided for in this Sublease during the Rent Free Period.

c. Operating Costs. If Operating Costs (as defined in Section 6.3 of the Master Lease) exceed $20,000.00 in a Calendar Year, then Subtenant shall be

responsible for fifty (50%) percent of the amount exceeding $20,000.00. Subtenant shall not be responsible for any other operating expenses that do not exceed the $20,000.00 threshold for Operating Costs and shall not be responsible for any Operating Costs incurred due to Tenant's default of the Master Lease or for any Operating Costs for expenditures solely benefitting Tenant. For purpose of this Sublease, Calendar Year means (i) the period of twelve (12) consecutive months commencing on January 1 and ending on December 31, (ii) each period of twelve (12) consecutive months thereafter, and (iii) any remaining period at the end of the Term of less than twelve (12) consecutive months. Subtenant shall not be responsible for any Operating Costs incurred in the Calendar Year 2024. Base Rent and Operating Costs are collectively referred to as the "***Rent***". Within five (5) business days of Tenant's receipt of the Operating Costs statement from the Landlord set forth in Section 6.2 of the Master Lease, Tenant shall provide a copy to Subtenant. Subtenant shall pay Tenant its share within thirty (30) days of receipt of the statement; provided, however, in the event Tenant elects to exercise the rights in Section 6.9 of the Master Lease, Tenant shall pay its share within thirty (30) days of the final determination of the Operating Costs in accordance therewith.

d. Rent Tax. In addition to the Rent, Subtenant shall pay to Tenant an amount equal to any state or local sales, rental, occupancy, excise, or use taxes assessed, levied, or otherwise imposed upon Tenant or Landlord with respect to the amounts paid by Subtenant to Tenant under this Sublease, as well as all taxes assessed, levied, or otherwise imposed upon Landlord's or Tenant's gross receipts or gross income from subleasing the Subleased Premises to Subtenant, including transaction privilege taxes, education excise taxes, any tax now or hereafter imposed by the city, county, or state in which the Building is located or any other governmental body and any tax assessed or imposed in lieu of or in substitution of any of the foregoing taxes (the "***Rent Tax***"). For purposes of this Sublease, Rent Tax does not include any franchise, gift, estate, inheritance, conveyance, transfer, or net income tax assessed against the Landlord or Tenant.

e. Utilities. Utilities are provided to the Subleased Premises as part of the Base Rent. Subtenant shall arrange and provide for, at its own expense, telephone and internet connections and services.

8.2 Payment of Rent.

a. Within three (3) business days of the Sublease Date, Subtenant shall pay to Tenant the first six (6) payable months of Base Rent due under this Sublease ($165,594.00). For the remainder of the Term, Subtenant shall pay the Base Rent to Tenant in monthly installments in advance on or before the first (1st) calendar day of each month. Any payments requiring proration shall be prorated based on actual number of days within the month.

b. Rent Tax shall be due and payable within fifteen (15) calendar days after receipt by Subtenant of Tenant's statement. Tenant shall have the same remedies set forth in the Master Lease for the failure of Subtenant to pay Additional Rent as for the nonpayment of Base Rent.

c. Subtenant shall pay all Rent when due, in lawful United States currency, directly to Tenant at the following account:

Acronis, Inc.

Routing Number: [redacted]
Account Number: [redacted]
SWIFT Code: [redacted]

d. Tenant may charge a daily interest charge equal to the Default Rate for all amounts not paid when due pursuant to this Sublease provided Tenant has provided Subtenant will all notices and opportunities to cure for such a default set forth in the Master Lease.

e. Subtenant shall pay all Rent without abatement or deduction. Subtenant may not offset to the Rent or any other claims of the Subtenant under this Sublease. Subtenant may not assert any right of retention or right to refuse performance regarding the Rent or any other claims of the Subtenant unless the claim is undisputed or has been finally determined by a court.

9. Security Deposit.

9.1 By April 30, 2025, Subtenant shall pay to Tenant, as security for Subtenant's fulfillment of the conditions of this Sublease, a security deposit equal to the last monthly Base Rent ($30,108.00) due under this Sublease (the "***Security Deposit***").

9.2 In the event Subtenant does not timely deliver the Security Deposit, the Tenant shall have the right to terminate this Sublease upon written notice to the Subtenant.

9.3 Tenant shall deposit the Security Deposit in Tenant's general account with Tenant. Subtenant acknowledges and agrees that Tenant shall have the right to use such funds for whatever purpose Tenant sees fit, and such funds will not be segregated or set apart in any manner. Subtenant is not entitled to any interest on the Security Deposit.

9.4 The Security Deposit shall serve to satisfy the Tenant against any claims against the Subtenant already created in this Sublease or arising from this Sublease, including claims for damage caused by the Subtenant, its agents, and its guests to the Building, the Subleased Premises, and the Furniture. The Security Deposit also serves to secure any claims by the Tenant after termination of the Sublease, including for loss of Rent, damages, interest, costs of legal prosecution, and claims related to Subtenant's delay in vacating the Subleased Premises upon termination of the Sublease.

9.5 To the extent Tenant claims any portion of the Security Deposit, it shall be replenished by the Subtenant to the agreed amount upon the Tenant's first written request. If the Subtenant does not restore the Security Deposit to the agreed amount within a reasonable period to be set by the Tenant in the first written request, the Tenant shall be entitled to terminate the Sublease without notice.

9.6 The entire Security Deposit will be returned to Subtenant within sixty (60) days after the Subleased Premises is vacated if: (a) the Term of the Master Lease or Sublease has expired or the Sublease has been terminated in writing by the mutual consent of both Parties; (b) all Rent and other amounts due under this Sublease by Subtenant have been paid; (c) the Subleased Premises is not damaged and is left in the same condition as received on the Commencement Date, normal wear and tear excepted; (d) all keys have been returned; and (e) Subtenant is not in default under any of the terms of this Sublease.

10. Maintenance of the Subleased Premises and Access

10.1 To the extent that Tenant is obligated under the Master Lease to carry out maintenance and repairs (including any cosmetic repairs) of the Subleased Premises, then Subtenant shall complete all such repairs and maintenance in compliance with the terms of the Master Lease and all costs and expenses so incurred by Subtenant in connection therewith shall be borne by the Subtenant.

10.2 Upon Subtenant's written request, Tenant shall make a written demand on Landlord to perform its obligations under the Master Lease with respect to the Subleased Premises if Landlord fails to perform same within the time frame and in the manner required under the Master Lease. If Tenant makes written demand on Landlord or brings an action against Landlord to enforce Landlord's obligations under the Master Lease with respect to the Subleased Premises, all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) so incurred by Tenant in connection therewith shall be reimbursed by the Subtenant fifteen (15) calendar days after receipt by Subtenant of Tenant's statement; provided, however, if Landlord reimburses Tenant for the costs and expenses then Tenant will reimburse back the Subtenant.

10.3 Upon reasonable prior notice (except in the case of emergency), Tenant or Landlord and any person authorized by Tenant or Landlord shall be entitled to enter the Subleased Premises during Subtenant's hours of business to make any required or necessary maintenance and repairs.

11. Sublet and Assignment. Subtenant may not sublet the Subleased Premises in whole or in part or assign this Sublease without the prior written consent of Tenant and Landlord which consent shall not be unreasonably withheld. This Sublease shall create the relationship of Tenant and Subtenant between the Parties hereto; no estate shall pass out of Tenant and this Sublease shall create a usufruct only.

12. Insurance. Subtenant agrees to obtain and maintain at its sole cost during the Term the types and amounts of insurance required for the Subleased Premises under the Master Lease, in accordance with the requirements of the Master Lease. Said insurance shall only insure the Subleased Premises and Subtenant's activities at the Leased Premises and shall not insure the Tenant's Remaining Premises or any of Tenant's activities at the Leased Premises. Tenant shall be responsible for obtaining insurance for such at its sole cost and expense.

13. Default and Remedies

13.1 Subtenant shall have committed a material breach and default under this Lease ("***Default***"): (i)If Subtenant shall fail to pay any installment of Base Rent, any Operating Costs or any other sum required to be paid by Subtenant under this Sublease and such failure shall continue for five (5) days after notice of such non-payment from Tenant; (ii) If Subtenant shall fail to perform any of the other covenants or conditions which Subtenant is required to observe and perform and such failure shall continue for fifteen (15) days or such shorter period of time that may reasonably be required if such failure constitutes an emergency affecting health, safety or welfare, after notice of such failure by Tenant to Subtenant; provided, however, if the nature of the default is such that more than fifteen (15) days are reasonably required for its cure, Subtenant shall not be deemed to be in default if Subtenant commences the cure within said period and diligently prosecutes such cure to completion within one hundred (120) days after notice of such failure; (iii) If the interest of Subtenant in this Sublease shall be levied upon under execution or other legal process, or if any petition shall be filed by or against Subtenant to

declare Subtenant bankrupt or if any petition shall be filed or other action taken to reorganize or modify Subtenant's capital structure, or if Subtenant shall be declared insolvent according to law, or if any assignment of Subtenant's property shall be made for the benefit of creditors, or if a receiver or trustee is appointed for Subtenant or all or any of its property, or if Subtenant shall file a voluntary petition pursuant to the Bankruptcy Code or any successor thereto, provided that for any of the foregoing actions that are not initiated by Subtenant, Subtenant shall have a period of not less than sixty (60) days to remove or contest such filing; (iv) If Subtenant abandons the Subleased Premises, provided that such abandonment shall not be a Default under this Sublease so long as (a) Subtenant causes mail and parcels delivered to the Subleased Premises to be forwarded or picked up promptly, and otherwise takes such steps as are reasonably necessary to assure that the Subleased Premises do not appear to be abandoned, (b) the Subleased Premises are secured and not subject to vandalism, (c) Subtenant's insurance with respect to the Subleased Premises is not voided or cancelled, (d) Subtenant pays any increase in Tenant's insurance premiums directly resulting from the vacancy of the Subleased Premises, (e) the Subleased Premises are properly maintained after such vacation or abandonment, (f) Tenant has a key to the Subleased Premisés and contact information for a representative of Subtenant so that Tenant may access the Subleased Premises and contact Subtenant in the event of an emergency, and (g) Subtenant performs all other obligations of Subtenant, including the full and timely payment of Rent and Rent Tax, as provided in this Subleases. "**Abandonment**" is herein defined to include, but is not limited to, any absence by Subtenant from the Subleased Premises for five (5) business days or longer; (v) Notwithstanding the foregoing and any other provision in this Sublease, if Subtenant fails to timely and fully perform, or otherwise breaches, any of its payment obligations under this Sublease and Tenant has, within the previous twelve (12) month period, provided Subtenant with two (2) or more notices of the same type of failure or breach by Subtenant; such third (3rd) failure of the same type shall be an immediate Default and no notice or opportunity to cure of any kind will be required to be provided to Subtenant irrespective of whether this Sublease otherwise requires notice to Subtenant of such failure or breach before a Default can be declared.

13.2 Upon a Default, Tenant shall be entitled to exercise any and all remedies against Subtenant that are available to Landlord pursuant to the Master Lease.

13.3 Tenant's rights expressed in this Section 13 are cumulative of and concurrent with all other rights expressed in this Sublease. Subtenant shall remain liable for Rent from and after any action by Tenant under a proceeding against Subtenant for holding over or distress, regardless of whether Subtenant retains the right to possession of the Subleased Premises.

14. Destruction of Subleased Premises.

14.1 If the Subleased Premises are completely destroyed (or so substantially damaged as to be untenantable) by any form of casualty, including, fire, storm, or other natural or man-made disaster, Rent shall abate under the same conditions as rent shall abate under the Master Lease (if any). If Landlord determines that restoration cannot be completed pursuant to the terms of the Master Lease and terminates the Master Lease, this Sublease shall terminate, whereupon Rent and all other obligations hereunder shall be adjusted between the Parties as of date of such destruction.

14.2 If the Subleased Premises are damaged but not rendered wholly untenantable due to such casualty, Rent shall abate in such proportion as the rent shall abate under the terms of the Master Lease.

14.3 Rent shall not abate, and Subtenant shall not be entitled to any rights to off-set Rent or terminate this Sublease if the damage or destruction of the Subleased Premises, whether total or partial, is the result of the negligence of Subtenant, its contractors, employees, agents, invitees, guests, or licensees.

15. Disclaimer. Subtenant acknowledges and agrees that it has not relied upon any advice, representations, or statements of Tenant or its agents which are not set forth in this Sublease and waives and shall not assert any claims against Tenant involving the same, including, but not limited to, the following: (a) any matter which could have been revealed through a survey, title search or inspection of the Subleased Premises; (b) the condition of the Subleased Premises, any portion thereof, or any item therein, including the Furniture; (c) building products and construction techniques; (d) the necessity or cost of any repairs to the Subleased Premises as of the Commencement Date; (e) mold; (f) hazardous or toxic materials; (g) termites and other wood destroying organisms; (h) the tax or legal consequences of this transaction; (i) the availability and cost of utilities or community amenities; (j) the appraised or future value of the Subleased Premises; (k) any condition(s) existing off the Subleased Premises which may affect the Subleased Premises; (l) the terms, conditions and availability of financing; and (m) the uses and zoning of the Subleased Premises whether permitted or proposed.

16. Confidentiality. Subtenant hereby covenants and agrees that during the Term of the Sublease, and following the expiration or earlier termination thereof, it shall keep the terms of this Sublease and the Master Lease confidential and shall not release information to any third party (other than Tenant's accountants, lawyers, or other consultants as is necessary in connection with this transaction or other transactions contemplated by Tenant requiring customary due diligence inquiries by such third parties) regarding the same without the express written consent of Tenant, which may be given or withheld in Tenant's sole and absolute discretion. Subtenant shall advise its respective accountants, lawyers, and other consultants of the confidential nature of the foregoing information and shall require such parties to keep such information confidential in the same manner.

17. Indemnification.

17.1 Subtenant releases Tenant from liability for and agrees to indemnify, defend, and hold Tenant harmless against any and all losses (including the cost of suit and any reasonable attorneys' fees and expenses) incurred by Tenant and Landlord as a result of: (a) any breach or violation of any of the terms, covenants, or conditions of this Sublease or the Master Lease resulting from the actions or omissions of Subtenant; (b) Subtenant's failure to fulfill any condition of this Sublease; (c) any damage or injury happening in or about the Subleased Premises or Building to Subtenant or Subtenant's employees, agents, invitees, guests, or licensees or such persons' property, except where such damage or injury is due to gross negligence or willful misconduct of Tenant or Landlord; (d) Subtenant's failure to comply with any requirements imposed by any governmental authority; (e) any judgment, lien, or other encumbrance filed against the Subleased Premises or Building as a result of Subtenant's actions; and (f) any claim by any realtor, broker, or agent for compensation, commission, or charges by reason of any act or omission of Subtenant.

17.2 Tenant releases Subtenant from liability for and agrees to indemnify, defend, and hold Subtenant harmless against all losses incurred by Subtenant as a result of any claim by any realtor, broker, or agent for compensation, commission, or charges by reason of any act or omission of Tenant.

18. Limitations on Liability; Exclusion of Damages.

18.1 The Parties agree that Tenant's maximum, cumulative liability to Subtenant shall not exceed the following:

a. For claims regarding Tenant's breach of Section 2.5 of this Sublease, the amount Tenant is entitled to recover from Landlord under Section 34.15 of the Master Lease for similar claims.

b. For all other claims (whether under a theory of contract, tort, statute, or otherwise), all amounts to be paid by Subtenant under this Sublease at the time that Subtenant's alleged claim arose.

18.2 Except as a result of such Party's gross negligence, willful misconduct, or fraud, neither Tenant nor Subtenant shall not be responsible for any indirect, incidental, consequential, special, or punitive damages, or for any loss of profit, goodwill, business opportunity, or any anticipated savings or benefits.

18.3 Except for damages resulting from the willful or grossly negligent act or omission of the Tenant, its agents, and employees, Tenant shall not be liable to Subtenant or to Subtenant's employees, contractors, agents, or invitees for any damage to persons or property caused by any act, omission, or neglect of Subtenant, its agents, or employees.

18.4 Tenant shall not be responsible or liable for any loss or damage to any property or person on the Subleased Premises occasioned by theft, fire, water, acts of God, strike, court, or administrative order or any other matter beyond Tenant's control.

19. Tenant's Representations and Warranties. Tenant hereby represents and warrants to Subtenant as follows:

a. Attached hereto as <u>Exhibit D</u> is a true and complete copy of the Master Lease, as amended;

b. There are no written or oral modifications to the Master Lease other than those related matters set forth in <u>Exhibit D</u>;

c. The Master Lease is in full force and effect and, to the best of Tenant's knowledge, that no default exists on the part of any Party to the Master Lease.

d. Tenant is the Tenant under the Master Lease and Tenant has not assigned its interest in the Master Lease or subleased any part of the Leased Premises;

e. To the best of Tenant's knowledge, the Building systems are in good working order and the Subleased Premises is in compliance with applicable codes and ordinances; and

f. All Tenant Improvements, Tenant Work and other work to be performed by Tenant in the Subleased Premises pursuant to the Work Letter has been completed in accordance with the Work Letter. Subtenant shall have no responsibility under this Sublease for construction or payment of the Tenant Improvements or any other work Tenant was required to perform pursuant to the Work Letter.

20. Other Provisions.

20.1 Time of Essence. Time is of the essence of this Sublease.

20.2 Paragraph Headings. If Subtenant is comprised of more than one entity or person, the obligations in this Sublease imposed upon Subtenant shall be joint and several. The paragraph headings and title to the paragraphs of this Sublease are not a part of this Sublease and shall have no effect upon the construction or interpretation of any part hereof.

20.3 Authority. Each Party, and their respective representatives signing this Sublease on their behalf represent and warrant to the other that they have full right and authority to execute and perform the obligations under the Sublease, as it may be amended hereby, and that such persons are duly authorized to execute this Sublease on behalf of Tenant and Subtenant without further consent or approval by anyone, including, but not limited to, any mortgagee. Subtenant and Tenant shall deliver each to the other promptly upon request all documents reasonably request by the other to evidence such authority.

20.4 Entire Agreement. This Sublease and any attached exhibits, addenda, schedules, and attachments (each, an "***Exhibit***" and together, the "***Exhibits***") are the complete agreement between the Parties with respect to the subject matter hereof, superseding and replacing all prior agreements, communications, and understandings (both written and oral) regarding such subject matter. This Sublease may only be modified, or any rights under it waived, by a written document executed by both Parties. In the event of an inconsistency between the terms of this Sublease and the terms of any Exhibit, the terms of this Sublease will control.

20.5 Severability. If any clause or provision of this Sublease is or becomes illegal or unenforceable because of any present or future law or regulation of any governmental body or entity effective during the Term, the intention of the Parties is that the remaining provisions of this Sublease shall not be affected thereby.

20.6 No Waiver. Any failure of Tenant to insist upon the strict and prompt performance of any covenants or conditions of this Sublease or any of the rules and regulations set forth herein shall not operate as a waiver of any such violation or of Tenant's right to insist on prompt compliance in the future of such covenant or condition and shall not prevent a subsequent action by Tenant for any such violation. No provision, covenant, or condition of this Sublease may be waived by Tenant unless such waiver is in writing and signed by Tenant.

20.7 Binding Effect. The covenants and conditions of this Sublease shall, subject to the restrictions on assignment, subletting, and other transfers, apply to and bind each Party's heirs, executors, administrators, personal representatives, successors, and assigns.

20.8 Transfer of Tenant's Interest. Except as otherwise stated in this Sublease, the term "Tenant" as used herein shall be limited to mean and include only the owner or owners of Tenant's interest in this Sublease at the time in question. Upon any transfer or transfers of such interest, the Tenant (and in the case of any subsequent transfer, the then transferor) shall thereafter be relieved of all future liability in the performance of any covenants or agreements on the part of the Tenant contained in this Sublease.

20.09 Survival. The rights and obligations of the Parties contained in Section 16 (confidentiality); Section 17 (indemnification); Section 18 (limitations of liability; exclusion of

damages); and Section 20.16 (governing law; dispute resolution) shall survive the expiration or termination of this Sublease.

20.10 Force Majeure. Any prevention, delay, or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, regulations or controls, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualty, acts of terrorism, inclement weather (including rain), pandemics, and other causes beyond the reasonable control of either Party shall excuse such Party's performance hereunder for the period of any such prevention, delay or stoppage; provided, however, that Subtenant shall not be excused from performing any monetary obligations, including Rent, under this Sublease.

20.11 Attorney's Fees and Costs of Collection. Whenever any sums due hereunder are collected by law, or by attorney at law to prosecute such an action, then both Parties agree that the prevailing party will be entitled to reasonable attorney's fees, plus all costs of collection.

20.12 No Partnership. Subtenant by execution of this Sublease is not a partner of Tenant in the conduct of its business or otherwise joint venturer, or a member of any joint enterprise with Tenant.

20.13 No Recordation. Subtenant shall not record this Sublease or any short form memorandum thereof without Tenant's prior written consent.

20.14 Notices. Unless specified otherwise in this Sublease, all notices, requests, and other communications under this Sublease must be in writing and must be delivered personally or sent by certified or registered postal mail or nationally recognized express courier, return receipt requested. Notice delivered personally will be deemed given on the date of delivery. Notice by postal mail or a courier will be deemed given on the date received or five (5) days after deposit with the mail or courier.

If to Acronis:

Acronis, Inc.
1 Van de Graaf Drive, Suite 301
Burlington, Massachusetts, USA
Attention: General Counsel

If to Subtenant:

Crexendo, Inc.
1225 West Washington Street
Suite 213
Tempe, Arizona 85281

20.15 Counterparts. This Sublease may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument. Executed signature pages sent by DocuSign or email PDF shall be effective for purposes of executing and delivering this Sublease and shall be deemed the same as original signatures.

20.16 Governing Law; Dispute Resolution.

a. This Sublease will be construed and enforced in accordance with the laws of the State of Arizona without giving effect to any choice of law principles that would require the laws of a different state.

b. All disputes arising hereunder which cannot be settled amicably by the Parties will be submitted to the exclusive jurisdiction of the Maricopa County Superior Courts in Arizona.

[Signatures on Following Page]

IN WITHNESS WHEREOF, Tenant and Subtenant have executed this Sublease as of the Sublease Date.

TENANT:

Acronis, Inc.

By: ______________________________

Name: Shachar Rabbe

Title: Director and Treasurer

SUBTENANT:

Crexendo, Inc.

By: jeffrey g korn
jeffrey g korn (Jul 19, 2024 10:59 CDT)

Name: jeffrey g korn

Title: CEO

Exhibit A

Subleased Premises



Exhibit B

Furniture

Acronis Suite 213 Furniture, Appliance Workstation Inventory:

1. 7 piece, A shaped conference table
2. 8 rolling tables (training room)
3. 6 regular desk tables
4. 3 four person round conference tables
5. 3 six person rectangle conference tables
6. 10 office desks with cabinet/drawer piece
7. 4 individual desks
8. 110 cubicles with sit/stand desks and 2 drawer piece
9. 166 office desk chairs
10. 58 simple chairs with wheels
11. 220 Dell UltraSharp 24 Monitors mounted on desks
12. 12 55" Insignia residential grade displays on back-to-back ceiling mounts in the open office area
13. 6 Samsung 55" commercial grade displays in a 3 x 2 video wall setup in the lab room
14. 2 NEC 86" commercial grade displays in the training room and boardroom
15. 4 65" Insignia residential grade displays in the meeting rooms and lunch room
16. 3 55" Insignia residential grade displays in the meeting rooms and executive office
17. 2 break room sit down tables with 8 chairs each (16 total chairs)
18. 4 white reception area chairs
19. 1 round reception area side table
20. 1 gray couch
21. 12 wall mounted white boards
22. 3 movable white boards.

Server Room Equipment:

1. 4 48U racks and one 42U rack.
    a. 48U rack with AV broadcast system equipment.
    b. 42U rack with
        i. 1 1U LC fiber patch panel with 8 single mode fiber optics cables to 1st floor demarcation room and 2 single mode fiber optics cables to 2nd floor demarcation room
        ii. 1 2U Cox fiber demarcation panel
        iii. 10 Cat6 RJ-45 48 ports 1U patch-panels
        iv. 8 Juniper ex4300-48p network switches interconnected into one virtual chassis
        v. 1 Honeywell IP 2TB 8 channel NVR with 3 Honeywell 4 mega pixel 1080P vandal dome network cameras connected
        vi. 1 APC Smart-UPS RT 5000 RM XL UPS
        vii. 1 APC AP8959NA3 PDU
        viii. 1 APC AP8970 PDU
    c. 48U empty rack
    d. 48U rack with

i. APC Smart-UPS RT 5000 RM XL UPS
        ii. APC AP8970 PDU
    e. 48U rack with
        i. APC AP8970 PDU

2. 4 L14-30P power outlets above the racks covered by office building diesel generator.
3. 2 independent and redundant AC units enough to cover 20kW server room.
4. Gas fire suppression system.
5. Door access control system with HID iCLASS SE R40 readers on office entrance doors, server room, IT storage, HR room and HR storage with Honeywell PW-5000 controller.

EXHIBIT C

CONSENT TO SUBLEASE

This Consent to Sublease is made and entered into as of 17 July 2024 by and between **SWVP Papago Spectrum, LLC, a Delaware limited liability company** ("**Landlord**"), **Acronis, Inc., A Delaware Corporation** ("**Tenant**"), **and Crexendo, Inc., A Nevada Corporation** ("**Subtenant**"), with reference to the following recitals:

RECITALS

A. Landlord is the current holder of the landlord's interest, and Tenant is the current holder of the tenant's interest under that certain Lease dated **August 27, 2018 and subsequently amended February 12, 2018** ("**Lease**"). The Lease provides that Landlord lease to Tenant and Tenant lease from Landlord that certain real property together with all improvements thereon and appurtenances thereunto belonging ("**Premises**"), the legal description of which is attached to the Lease as Exhibit "A," commonly known as: **Suite 213, approximately 15,054 rentable square feet.**

B. Tenant and Subtenant desire that Landlord consent to the subleasing of the Premises from Tenant to Subtenant.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Landlord consents to the subleasing of the Premises from Tenant to Subtenant provided that:

AGREEMENT

1. No Release. This Consent to Sublease shall neither release nor relieve Tenant of its duty to pay rent, taxes, insurance, or any other monetary obligations under the Lease and to perform all other duties required thereby.

2. Specific Provision of Lease and Sublease. This Consent to Sublease consenting to a sublease to Subtenant does not constitute approval by Landlord of any of the provisions of the sublease agreement ("**Sublease**") between Tenant and Subtenant; nor shall the same be construed to amend or modify the Lease in any respect, any purported modifications being solely for the purpose of setting forth the rights and obligations as between Tenant and Subtenant, but not binding Landlord, except as expressly provided for herein.

3. No Liability of Landlord. Landlord shall have no direct liability, responsibility, or obligation to Subtenant, it being understood that Tenant shall be solely responsible for any duties required of a Landlord under the Sublease from Tenant to Subtenant.

4. Limited Consent. The consent granted hereby is limited to a sublease to the Subtenant named herein and Landlord hereby expressly reserves its approval rights with respect to any other sublease or assignment of the Premises.

5. Tenant's Continuing Liability. Tenant shall be liable to Landlord for any default under the Lease, whether such default is caused by Tenant or Subtenant or anyone claiming by or through either Tenant or Subtenant, but the foregoing shall not be deemed to restrict or diminish any right which Landlord may have against Subtenant pursuant to the Lease, in law or in equity for violation of the Lease or otherwise, including, without limitation, the right to enjoin or otherwise restrain any violation of the Lease by Subtenant.

6. Indemnity; Liability Insurance. Subtenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), and hold harmless Landlord from all loss, cost and expense in connection with or resulting from death or personal injury and/or damage to property arising from Subtenant's use and occupancy of the Premises or any occurrence in or about the Premises during the term of the Sublease except to the extent arising out of the acts or omission of Tenant or the negligence or willful misconduct of Landlord or Tenant. In addition, Subtenant shall procure and maintain a policy of commercial general liability insurance in connection with the Premises as more particularly set forth in the Sublease. Subtenant shall cause Landlord to be named as an additional insured under such policy. Subtenant shall furnish Landlord with certificates evidencing the existence and amounts of the insurance required under the Sublease at the time of execution of this Consent to Sublease and prior to the expiration of any required policy of insurance.

7. Property Policy. In the event Subtenant and Tenant are both maintaining policies of property insurance covering loss or damage to the Premises, it is hereby agreed by and among the parties hereto that to the extent Subtenant's policy meets or exceeds the requirements of the Lease with respect to such policy, Subtenant's policy shall be deemed primary, and Tenant's policy shall be deemed secondary. Nothing herein shall be deemed to constitute a waiver or amendment of any of the insurance provisions of the Lease or the repair and restoration obligations thereunder.

8. Subordination. The Sublease is, in all respects, subject and subordinate to the Lease, as the same may be amended. Furthermore, in the case of any conflict between the provisions of this Consent to Sublease or the Lease and the provisions of the Sublease, the provisions of this Consent to Sublease or the Lease, as the case may be, shall prevail unaffected by the Sublease.

9. Acceptance of Rent. The acceptance of rent by Landlord from Subtenant or anyone else liable under the Lease shall not be deemed a waiver by Landlord of any provisions of the Lease.

10. Financial Reporting Requirements. Within fifteen (15) days after request therefor, and not more often than annually (except in connection with a sale or financing of the Premises), Subtenant shall deliver to Landlord a copy of Subtenant's most current financial statements (including, but not limited to, an audited balance sheet, if available, and an income

statement) for the prior fiscal year (and year-to-date if available) certified by an executive officer or member of Subtenant. Landlord covenants and agrees to keep all of Subtenant's financial information confidential and not to disclose any information regarding Subtenant's financial statements to any parties other than Landlord's accountants, investors, and prospective purchasers and lenders, all of whom shall be instructed by Landlord to keep such financial information confidential. Upon written request by Subtenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Subtenant. Subtenant hereby authorizes Landlord to obtain one or more credit reports on Subtenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.

11. Term of Sublease. The term of the Sublease, including extensions, if any, shall not extend beyond the expiration date of the Lease, i.e., **October 31, 2027.**

12. Acceptance by Tenant and Subtenant. Tenant and Subtenant understand and acknowledge that Landlord has agreed to execute this Consent to Sublease based upon Tenant's and Subtenant's acknowledgement and acceptance of the terms and conditions hereof.

13. Counterparts. This Consent may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall together constitute but one agreement. Any signature on a copy of this Consent or any document necessary or convenient thereto sent electronically or via facsimile shall be binding upon transmission and the electronic or facsimile copy may be utilized for the purposes of this Consent.

LANDLORD:

[SWVP Papago Spectrum, LLC, A Delaware limited liability company]

By: [signature]

Mark Schlossberg, Authorized Representative

Date: July 22, 2024

TENANT:

[Acronis, Inc., A Delaware Corporation]

By: ______________________

Date: Jul 19, 2024

SUBTENANT:

[Crexendo, Inc., A Nevada Corporation]

By: jeffrey g korn

jeffrey g korn (Jul 19, 2024 10:59 CDT)

Date: Jul 19, 2024